SUBSCRIPTION AGREEMENT

Subscription Agreement (together with the schedules and exhibits hereto, this “Agreement”), dated as of July 11, 2011 by and between BioDrain Medical, Inc., a Minnesota corporation (“the Company”), and each of the Persons (as defined below) who has executed a signature page to this Agreement (each a “Purchaser,” and together, the “Purchasers”).

W I T N E S S E T H:

WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, up to $2,000,000 of Units (as such term is defined below) as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

1. Offer and Sale of Securities.

1.1  The Offering.     The Company is offering for sale of up to 20,000,000 units of Company securities.  Each “unit” shall consist of one share of Company common stock, par value $0.01 per share (“Share”), and a warrant to purchase one share of Company common stock at $0.10 per share (“Warrant”).  The Shares, Warrants, and Units offered hereby, and the underlying shares of Common Stock, are sometimes referred to herein as the “Securities”. The Company is offering Units (the “Offering”) for sale only to individuals, entities or groups, including, without limitation, corporations, limited liability companies, limited or general partnerships, joint ventures, associations, joint stock companies, trusts, unincorporated organizations, or governments or any agencies or political subdivisions thereof (each, a “Person”) who are “accredited investors” (as defined herein).  All subscription proceeds will be paid upon subscription to the account or accounts of the Company.

1.2  Subscription.    Subject to the terms and conditions hereinafter set forth in this Agreement, each Purchaser hereby offers to purchase, at a price of $0.07 per Unit, the number of Units set forth beneath each such Purchaser’s name on the signature pages of this Agreement, for an aggregate purchase price (the “Purchase Price”) to be paid by such Purchaser in the amount set forth on the signature page beneath such Purchaser’s name, to such account or accounts as the Company may specify by written notice to the Purchaser.

1.3  Subscription Procedures.  To submit this Subscription, each Purchaser must follow the instructions in Exhibit B of the Private Offering Memorandum which has been provided to the Purchaser by the Company.

Each Purchaser shall, promptly following the delivery of the subscription documents as described above, deliver and pay the applicable purchase price in full for the Units being subscribed for by such Purchaser, in the amount of $0.07 for each Unit, in U.S. dollars, in immediately available funds, in accordance with the payment instructions attached hereto.  The Company may accept or reject subscriptions, in whole or in part in its sole discretion.  The Company shall notify each Purchaser of the portion, if any, of such Purchaser’s subscription which has been accepted and, if any portion of a Purchaser’s subscription is rejected, shall refund to such Purchaser the purchase price paid by the Purchaser for the shares of Units with respect to which such Purchaser’s subscription was rejected.

2. Closing

Upon acceptance of subscriptions for Units from a Purchaser, the Company may hold a closing of the purchase and sale of such Securities at any time (the “Initial Closing”).  There is no minimum amount of sale of Units to hold a closing.  The Company may thereafter hold one or more additional closings (each closing, including the Initial Closing, a “Closing,” and the final closing, the “Final Closing”) upon the purchase and sale of additional Securities until an aggregate amount of up to $2,000,000 (the “Maximum Offering”) of Units has been sold by the Company.  The date of the Initial Closing will be referred to as the “Initial Closing Date” and the date of the Final Closing is referred to as the “Final Closing Date.”  At the Closing with respect to the subscription by each Purchaser, to the extent the same is accepted by the Company, the Company will register in the name of each such Purchaser that number of Securities being purchased by such Purchaser in accordance with the information on the applicable signature page of this Agreement.

3. Conditions to the Obligations of each Purchaser at Closing.

The obligation of each Purchaser to purchase the Securities subscribed for by such Purchaser at the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by the applicable Purchaser:

3.1  Representations and Warranties.  The representations and warranties of the Company contained in this Agreement which are qualified as to materiality must be true and correct in all respects and the representations and warranties of the Company contained in this Agreement which are not qualified as to materiality must be true and correct in all material respects as of the Closing Date except to the extent that the representations and warranties relate to an earlier date in which case the representations and warranties must be true and correct as written or true and correct in all material respects, as the case may be, as of the earlier date.

3.2  Performance of Covenants.  The Company shall have performed or complied in all material respects with all covenants and agreements required to be performed by it on or prior to the Closing pursuant to this Agreement.

3.3  No Injunctions; etc.  No court or governmental injunction, order or decree prohibiting the purchase and sale of the Units will be in effect.  There will not be in effect any law, rule or regulation prohibiting or restricting the sale or requiring any consent or approval of any Person that has not been obtained to issue and sell the Units to the Purchasers.

3.4  Closing Documents.  At each Closing, the Company shall have delivered to the Purchaser the following:

(a) a certificate evidencing the Units purchased by such Purchaser;

3.5  Waivers and Consents.  The Company will have obtained all consents and waivers necessary to (i) execute and deliver this Agreement and all related documents and agreements, and (ii) to issue and deliver the Units, and all such consents and waivers will be in full force and effect.

4. Conditions to the Obligations of the Company at Closing.

The obligation of the Company to issue and sell the Units to any Purchaser is subject to the satisfaction on or prior to each Closing Date of the following conditions, each of which may be waived by the Company:

4.1   Receipt of Purchase Price.  The Company shall have received payment in full in immediately available funds in U.S. dollars of the Purchase Price for the Units with respect to which the Company has accepted the Subscription made by such Purchaser by means of this Agreement.

4.2   Representations and Warranties.  The representations and warranties of the Purchaser contained in this Agreement which are qualified as to materiality must be true and correct in all respects and the representations and warranties of the Purchaser contained in this Agreement which are not qualified as to materiality must be true and correct in all material respects as of the applicable Closing Date.

4.3  Performance of Covenants.  The Purchaser will have performed or complied in all material respects with all covenants and agreements required to be performed by the Purchasers on or prior to the Closing pursuant to this Agreement.

4.4  Purchaser Questionnaire.  All of the information furnished by such Purchaser in the confidential purchaser questionnaire accompanying this Agreement (the “Purchaser Questionnaire”) shall have been accurate and complete in all material respects.

4.5  No Injunctions.  No court or governmental injunction, order or decree prohibiting the purchase or sale of the Units will be in effect.

5. Representations and Warranties of each Purchaser.

Each Purchaser, in order to induce the Company to perform this Agreement, hereby represents and warrants, severally and not jointly, as follows:

5.1 Due Authorization.  Each Purchaser represents for such Purchaser to the Company that such Purchaser has full power and authority and has taken all action necessary to authorize such Purchaser to execute, deliver and perform such Purchaser’s obligations under this Agreement.  This Agreement is the legal, valid and binding obligation of such Purchaser in accordance with its terms.

5.2  Accredited Investor.  Each Purchaser represents that such Purchaser is an Accredited Investor as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

5.3  No Investment Advice.  The Company has not made any other representations or warranties to such Purchaser other than as set forth herein or incorporated herein by reference with respect to the Company or rendered any investment advice.

5.4  Investment Experience.  Each Purchaser represents that such Purchaser has not authorized any Person to act as a Purchaser Representative (as that term is defined in Regulation D of the General Rules and Regulations under the Securities Act) in connection with this transaction.  Such Purchaser has such knowledge and experience in financial, investment and business matters that such Purchaser is capable of evaluating the merits and risks of the prospective investment in the securities of the Company.  Such Purchaser has consulted with such independent legal counsel or other advisers as such Purchaser has deemed appropriate to assist such Purchaser in evaluating the proposed investment in the Company.

5.5  Adequate Means.  Each Purchaser represents as to such Purchaser that such Purchaser (i) has adequate means of providing for such Purchaser’s current financial needs and possible contingencies; and (ii) can afford (a) to hold unregistered securities for an indefinite period of time as required; and (b) sustain a complete loss of the entire amount of the subscription.

5.6  Access to Information.  Each Purchaser represents that such Purchaser has been afforded the opportunity to ask questions of, and receive answers from the officers and/or directors of the Company acting on its behalf concerning the terms and conditions of this transaction and to obtain any additional information, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information furnished; and has had such opportunity to the extent such Purchaser considers it appropriate in order to permit such Purchaser to evaluate the merits and risks of an investment in the Company.  It is understood that all documents, records and books pertaining to this investment have been made available for inspection, and that the books and records of the Company will be available upon reasonable notice for inspection by investors during reasonable business hours at its principal place of business.  The foregoing shall in no way be deemed to limit the ability of each Purchaser to rely on the representations and warranties set forth herein or incorporated herein by reference.

5.7  No Endorsement.  Each Purchaser further acknowledges that the offer and sale of the Securities has not been passed upon or the merits thereof endorsed or approved by any state or federal authorities.

5.8   Non-Registered Securities.  Each Purchaser acknowledges that the offer and sale of the Securities have not been registered under the Securities Act or any state securities laws and the Securities and the underlying shares of Common Stock may be resold only if registered pursuant to the provisions thereunder or if an exemption from registration is available.  Each Purchaser understands that the offer and sale of the Securities is intended to be exempt from registration under the Securities Act, based, in part, upon the representations, warranties and agreements of such Purchaser contained in this Agreement.

5.9  No Resale.  Each Purchaser represents that the Units being subscribed for, and the securities underlying the subscription, are being acquired solely for the account of such Purchaser for such Purchaser’s investment and not with a view to, or for resale in connection with, any distribution in any jurisdiction where such sale or distribution would be precluded.  By such representation, such Purchaser means that no other Person has a beneficial interest in the Units or the Common Stock underlying such Units, and that no other Person has furnished or will furnish directly or indirectly, any part of or guarantee the payment of any part of the consideration to be paid by such Purchaser to the Company in connection therewith.  Such Purchaser does not intend to dispose of all or any part of the Units or the Common Stock underlying such Units except in compliance with the provisions of the Securities Act and applicable state securities laws, and understands that the Units and the Common Stock underlying the Units are being offered pursuant to a specific exemption under the provisions of the Securities Act, which exemption(s) depends, among other things, upon the compliance with the provisions of the Securities Act.

5.10 ERISA-based Investment.  If Purchaser is acquiring the Units through a qualified pension, profit-sharing, stock bonus, Keogh or 401(k) plan or other pension or retirement plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (such plans are referred to collectively as “Qualified Plans”) then Purchaser represents that the Qualified Plan (i) provides for a segregated account for the investor-beneficiary and (ii) gives the investor-beneficiary the power to direct each plan investment to the extent of the investor’s voluntary contributions plus the investor’s share of vested employer contributions.  In addition, Purchaser represents that (a) the Purchaser is aware of certain federal income tax considerations applicable to Qualified Plans and IRAs, and (b) the Purchaser has determined that an investment in Preferred Shares is not a prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Code and has taken into account the requirements of prudence, diversification and any other applicable responsibilities imputed under ERISA or elsewhere.

5.11 Legend.  Each Purchaser hereby acknowledges and agrees that the Company may insert the following or similar legend on the face of the certificates evidencing the Securities purchased by such Purchaser and the Warrant Shares issued upon the exercise thereof, as the case may be, if required in compliance with the Securities Act or state securities laws:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or an opinion of counsel satisfactory to counsel to the issuer that an exemption from registration under the Securities Act and any applicable state securities laws is available.”

5.12  Pre-existing Substantive Relationship.  Purchaser has a pre-existing, substantive relationship with the Company or an agent of the Company.  This substantive relationship with the Company or agents of the Company through which Purchaser is subscribing for Units predates the Placement Agent’s or such sub-agents’ contact with Purchaser regarding an investment in the Units.

5.13  Reliance upon Representations.   The Purchaser understands and acknowledges that (i) the Units are being offered and sold to Purchaser without registration under the Act in a private placement that is exempt from the registration provisions of the Act under Section 4(2) of the Act and (ii) the availability of such exemption depends in part on, and that the Company will rely upon the accuracy and truthfulness of, the foregoing representations, and such Purchaser hereby consents to such reliance.

5.14   Private Placement Memorandum.  Purchaser and Purchaser’s attorney, accountant, purchaser representative and/or tax advisor, if any (collectively, “Advisors”), have received the Confidential Private Placement Memorandum, dated on or about September 10, 2010, together with all appendices thereto (as such documents may be amended or supplemented, the “Memorandum”), relating to the private placement by the Company of the Units, and all other documents requested by Purchaser or Advisors, if any, have carefully reviewed them and understand the information contained therein, prior to the execution of this Agreement.

5.15   No General Solicitation.  Purchaser is unaware of, is in no way relying on, and did not become aware of the offering of the Units through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or electronic mail over the Internet, in connection with the offering and sale of the Units and is not subscribing for Units and did not become aware of the offering of the Units through or as a result of any seminar or meeting to which Purchaser was invited by, or any solicitation of a subscription by, a person not previously known to Purchaser in connection with investments in securities generally.  Neither the Company nor its agents have delivered or marketed any registration statement or prospectus filed with the SEC regarding the Company to the Purchaser.

6. Representations and Warranties of the Company.

Except as otherwise disclosed in the Memorandum, the Company represents and warrants to the Purchasers as follows as of the date of the Memorandum (unless expressly specified as of another date), each such representation and warranty being made subject to such disclosures as are made pursuant to this Agreement or any schedule or exhibit delivered in connection herewith at the Closing:

               6.1  Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.  The Company has full corporate power and authority to own and hold its properties and to conduct its business.  The Company is duly licensed or qualified to do business, and in good standing, in each jurisdiction in which the nature of its business requires licensing, qualification or good standing, except for any failure to be so licensed or qualified or in good standing that would not have a material adverse effect on the Company or its results of operations, assets and financial condition, taken as a whole, or on its ability to perform its obligations under this Agreement or to issue the Units (a “Material Adverse Effect”).

               6.2   Capitalization.  As of the date of the Memorandum, the authorized and outstanding capital stock of the Company is as set forth in the Memorandum.  All the outstanding shares of Common Stock will have been duly authorized and validly issued and will be fully paid and non-assessable and free of preemptive rights created by or through the Company, and will have been issued in compliance with all federal and state securities laws, and will not have been issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  Other than as described in the Memorandum (including without limitation all documents and information incorporated by reference), there are no options, warrants or other rights, convertible debt, agreements, arrangements or commitments of any character obligating the Company to issue or sell any shares of capital stock of or other equity interests in the Company.  The Company is not obligated to retire, redeem, repurchase or otherwise reacquire any of its capital stock or other securities.  There are no stockholders agreements, voting agreements or other similar agreements with respect to the Common Stock to which the Company is a party.  Except as disclosed in or pursuant to this Agreement, the Company does not directly or indirectly own or have any investment in any of the capital stock of, or any other proprietary interest in, any Person. The Company has not adopted a stockholders rights plan, poison pill or similar arrangement.

               6.3 Corporate Power, Authorization; Enforceability.  The Company has full corporate power and authority to execute, deliver and enter into this Agreement (collectively, the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby.  Except as contemplated by this Agreement all action on the part of the Company, its directors or stockholders necessary for the authorization, execution, delivery and performance of the Transaction Documents by the Company, the authorization, sale, issuance and delivery of the Units contemplated hereby and the performance of the Company’s obligations hereunder and thereunder has been taken.  The Units to be purchased on the Closing Date and the shares of Common Stock issuable upon the exercise of the Warrants have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable and will be free and clear of any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (collectively, “Liens”) imposed by or through the Company other than restrictions imposed by this Agreement, as the case may be, and applicable securities laws.  No preemptive or other rights to subscribe for or purchase equity securities of the Company exists with respect to the issuance and sale of the Units or the shares of Common Stock issuable upon exercise of the Warrants.  The Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

 6.4 No Conflict; Governmental Consents.

(a) The execution and delivery by the Company of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (i) result in the violation of any provision of the Articles of Incorporation or By-laws or other organizational documents of the Company, (ii) result in any violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or Governmental Authority to or by which the Company is bound, or (iii) conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any bond, debenture, note or other evidence of indebtedness, or any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company is a party or by which it or its property is bound, nor result in the creation or imposition of any Lien upon any of the properties or assets of the Company, except for, in the case of clauses (ii) and (iii) of this subsection 6.4(a), any violation, conflict, breach or default which would not reasonably be expected to have a Material Adverse Effect.

(b) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Authority or Person, and no lapse of any waiting period under any Requirements of Law, remains to be obtained (or lapsed) or is otherwise required to be obtained by the Company in connection with the authorization, execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, including, without limitation the issue and sale of the Units and the shares of Common Stock underlying such Units, except for any registration, notice or filing with (i) the Securities and Exchange Commission, (ii) the Financial Industry Regulatory Authority, Inc. (“FINRA”), or (iii)  state blue sky or other securities regulatory authorities.  For purposes of this Agreement, “Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing (each, a “Governmental Authority”), in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

6.5  Litigation.  Except as disclosed in or pursuant to the Memorandum, there are no claims, actions, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened proceedings against the Company or its assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, except for any claim, action, suit, investigation or proceeding which would not reasonably be expected to have a Material Adverse Effect.  There are no claims, actions, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened proceedings against the Company contesting the right of the Company to use, sell, import, license, or make available to any Person any of the Company’s products or services currently or previously sold, offered, licensed or made available to any Person or used by the Company or opposing or attempting to cancel any of the Company’s Intellectual Property (as defined below) rights, except for any claim, action, suit, investigation or proceeding which would not reasonably be expected to have a Material Adverse Effect.

6.6  Compliance with Laws; No Default or Violation; Contracts.  Except as disclosed in or pursuant to this Agreement, the Company is in compliance in all material respects with all Requirements of Law and all orders issued by any court or Governmental Authority against the Company.  The Company has all material licenses, permits and approvals of any Governmental Authority (collectively, “Permits”) that are necessary for the conduct of the business of the Company as currently conducted; (ii) such Permits are in full force and effect; and (iii) no violations are or have been recorded in respect of any Permit.

6.7   Insurance.  The Company maintains and will continue to maintain insurance of the types and in the amounts that the Company reasonably believes is adequate for its business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

6.8   Environmental Matters. The Company is in compliance, in all material respects, with all applicable Environmental Laws.  For purposes of the foregoing, “Environmental Laws” means federal, state, local and foreign laws, principles of common laws, civil laws, regulations, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

6.9  Taxes.  No Tax assessment against the Company has been heretofore proposed or, to the Company’s knowledge, threatened by any Governmental Authority for which provision has not been made on its balance sheet.

No tax audit is currently in progress and there is no unassessed deficiency proposed or, to the Company’s knowledge, threatened against the Company.  The Company has no knowledge of any change in the rates or basis of assessment of any Tax (other than federal or state income tax), of the Company which would reasonably be expected to have a Material Adverse Effect.  The Company has not agreed to or is required to make any adjustments under section 481 of the Code by reason of a change of accounting method or otherwise.  None of the assets of the Company is required to be treated as being owned by any Person, other than the Company or any of its subsidiaries, pursuant to the “safe harbor” leasing provisions of Section 168(f)(8) of the Code.  The Company is not a “United States real property holding corporation” (a “USRPHC”) as that term is defined in Section 897(c)(2) of the Code and the regulations promulgated thereunder.

For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended, and “Taxes” means any federal, state, provincial, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative minimum, accumulated earnings, personal holding company, capital stock, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustments related to any of the foregoing.

6.10  Intellectual Property.

(a) “Intellectual Property” shall mean all of the following as they are necessary in connection with the business of the Company as presently conducted and as they exist in all jurisdictions throughout the world, in each case, to the extent owned by or licensed to the Company: (i) patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted) (“Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof (“Trademarks”); (iii) copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights (“Copyrights”); (iv) trade secrets, inventions, know-how, process technology, databases, confidential business information, customer lists, technical data and other proprietary information and rights (“Trade Secrets”); (v) computer software programs, including, without limitation, all source code, object code, and documentation related thereto (“Software”); (vi) Internet addresses, domain names, web sites, web pages and similar rights and items (“Internet Assets”); and (vii) all licenses, sublicenses and other agreements or permissions including the right to receive royalties, or any other consideration related to the property described in (i)-(vi).  The Intellectual Property contains all of the intellectual property necessary to operate the business of the Company as currently conducted.

(b) The Company owns (or otherwise has the right to use the Intellectual Property pursuant to a valid license, sublicense or other agreement), free and clear of all Liens, and has the unrestricted right (subject to any such license terms, if applicable) to use, sell, license, or sublicense all Intellectual Property.

(c) To the Company’s knowledge, all the Company’s Intellectual Property rights are valid and enforceable.  The Company has taken reasonable actions to maintain and protect each item of Intellectual Property owned by the Company.

6.11  Employee Benefit Plans.

(a) Neither the Company nor any entity which is or was under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code maintains or contributes to, or has within the preceding six years maintained or contributed to, or may have any liability with respect to any employee benefit plan subject to Title IV of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 412 of the Code or any “multiple employer plan” within the meaning of the Code or ERISA.  Each employee benefit plan, arrangement, policy, program, agreement or commitment which the Company maintains, contributes to or may have any liability in respect to (each, a “Plan”) has been established and administered in all material respects in accordance with its terms, and complies in form and in operation with the applicable requirements of ERISA, the Code and other applicable Requirements of Law.  No claim with respect to the administration or the investment of the assets of any Plan (other than routine claims for benefits) is pending.  No event has occurred in connection with which the Company or any Plan, directly or indirectly, could be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Plan, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Company has agreed to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirement of, any such statute, regulation or order.  The Company has no material liability, whether absolute or contingent, including any obligations under any Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee.

(b) The Company does not have any obligations to provide or any direct or indirect liability, whether contingent or otherwise, with respect to the provision of health or death benefits to or in respect of any former employee, except as may be required pursuant to Section 4980B of the Code and the corresponding provisions of ERISA and the cost of which are fully paid by such former employees.

6.12   Investment Company. The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

6.13  Private Offerings.  Assuming the truth of each Purchaser’s representations and acknowledgments contained in Section 5 hereof, neither the Company nor any Person acting on its behalf (other than the Purchasers, as to whom the Company makes no representations) has offered or sold the Units by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.  The Company has not sold Units to anyone other than the Purchasers.

6.14  Broker’s or Finder’s Commissions.  Except as set forth in the Memorandum, no finder, broker, agent, financial person or other intermediary has acted on behalf of the Company in connection with the sale of the Units by the Company or the consummation of this Agreement or any of the transactions contemplated hereby.  The Company has not had any direct or indirect contact with any other investment banking firm (or similar firm) with respect to the offer of the Units by the Company to the Purchasers or the Purchasers’ subscriptions for the Units.

6.15  Disclosure.  The Transaction Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.  The Company does not have any knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that would reasonably be expected to have a Material Adverse Effect that has not been disclosed in or pursuant to the Transaction Documents.

The Company certifies that each of the foregoing representations and warranties by the Company set forth in this Section 6 are true as of the date hereof and shall survive such date as contemplated in Section 7.1.

7. Indemnification.

7.1 The Company agrees to indemnify and hold harmless the Purchasers, their affiliates and each of their respective directors, officers, general and limited partners, principals, agents and attorneys (individually, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, claims, damages, Liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Losses”) to which any Purchaser Indemnified Party may become subject, insofar as such Losses arise out of or result from (i) any breach of any representation or warranty made by the Company contained in or made pursuant to this Agreement, or (ii) the failure of the Company to fulfill any agreement or covenant contained in or made pursuant to this Agreement. All of the representations and warranties of the Company made herein shall survive the execution and delivery of this Agreement until the date that is one year after the Closing Date, except for (a) Sections 6.1 (Organization, Good Standing and Qualification), 6.2 (Capitalization), and 6.3 (Corporate Power, Authorization; Enforceability), which representations and warranties shall survive indefinitely (or if indefinite survival is not permitted by law, then for the maximum period permitted by applicable law), (b) Section 6.9 (Taxes), which representation and warranty shall survive until the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of any tax to which such representation and warranty relates (including any extensions or waivers thereof) and (ii) sixty (60) days after the final administrative or judicial determination of the Taxes to which such representation and warranty relates, and no claim with respect to Section 6.9 may be asserted thereafter with the exception of claims arising out of any fact, circumstance, action or proceeding to which the party asserting such claim shall have given notice to the other parties to this Agreement prior to the termination of such period of reasonable belief that a tax liability will subsequently arise therefrom, and (c) Section 6.8 (Environmental Matters), which representation and warranty shall survive until the lapse of the applicable statute of limitations. Except as set forth herein, all of the covenants, agreements and obligations of the Company shall survive the Closing indefinitely (or if indefinite survival is not permitted by law, then for the maximum period permitted by applicable law).

7.2  Each Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its affiliates and each of their respective directors, officers, general and limited partners, principals, agents and attorneys (individually, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) from and against any and all Losses to which any Company Indemnified Party may become subject, insofar as such Losses arise out of or result from (i) any breach of any representation or warranty made by such Purchaser contained in or made pursuant to this Agreement, or (ii) the failure of such Purchaser to fulfill any agreement or covenant contained in or made pursuant to this Agreement. All of the representations and warranties of each Purchaser made herein shall survive the execution and delivery of this Agreement until the date that is two years after the Closing Date. Except as set forth herein, all of the covenants, agreements and obligations of the Purchasers shall survive the Closing indefinitely (or if indefinite survival is not permitted by law, then for the maximum period permitted by applicable law).

7.3  Promptly after receipt by a Purchaser Indemnified Party or Company Indemnified Party (each an “Indemnified Party”)under Section 7.1 or 7.2 of notice of any claim as to which indemnity may be sought, including, without limitation, the commencement of any action or proceeding, the Indemnified Party will, if a claim in respect thereof may be made against the Company or the applicable Purchaser (as applicable, the “Indemnifying Party”) under this Section 7, promptly notify the Indemnifying Party in writing of the commencement thereof; provided that the failure of the Indemnified Party to so notify the Indemnifying Party will not relieve the Indemnifying Party from its obligations under this Section 7 unless, and only to the extent that, such omission results in the Indemnifying Party’s forfeiture of substantive rights or defenses or being materially prejudiced by the Indemnified Party’s failure to give such notice.  In case any action or proceeding is brought against any Indemnified Party, and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable approval (which approval will not be withheld or delayed unreasonably); provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense.  After notice from the Indemnifying Party to the Indemnified Party of its election to so assume the defense thereof, the Indemnifying Party will not be Liable to the Indemnified Party under this Section 7 for any legal or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (other than reasonable costs of investigation) unless incurred at the written request of the Indemnifying Party.  Notwithstanding the above, the Indemnified Party will have the right to employ counsel of its own choice in any action or proceeding (and be reimbursed by the Indemnifying Party for the reasonable fees and expenses of the counsel and other reasonable costs of the defense) if, in the written opinion of such Indemnified Party’s counsel, representation of the Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests or conflicts between the Indemnified Party and any other party represented by the counsel in the action; provided, however, that the Indemnifying Party will not in connection with any one action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be Liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, except to the extent that local counsel, in addition to regular counsel, is required in order to effectively defend against the action or proceeding.  An Indemnifying Party will not be Liable to any Indemnified Party for any settlement or entry of judgment concerning any action or proceeding effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such claim. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, (a) nothing in this Section 7 shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief and (b) this Section 7 shall be the sole and exclusive remedy for any breach of the Company’s or any Purchaser’s representations and warranties contained in Section 5 or 6 except with respect to claims arising out of fraud or willful misconduct.

8. Covenants.

8.1 Use of Proceeds. The Company shall use the proceeds from this Offering for the purposes described in the Memorandum.

8.2 Conduct of the Company’s Business.  Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company will conduct its business and operations solely in the ordinary course of business consistent with past practice and use reasonable commercial efforts to keep available the services of its officers and employees and preserve its current relationships with customers, suppliers, licensors, creditors and others having business dealings with it.

8.3 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement at the earliest practicable date.

9. FOR RESIDENTS OF ALL STATES

NEITHER THE SECURITIES OFFERED HEREBY OR THE SECURITIES INTO WHICH SUCH SECURITIES MAY BE CONVERTED HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS.  THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

10. No Waiver.

Notwithstanding any of the representations, warranties, acknowledgments or agreements made herein by the Purchasers, the Purchasers do not thereby or in any manner waive any rights granted to the Purchasers under federal or state securities laws.

11. Miscellaneous.

11.1 Notices.  Any notice or other communication given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or by facsimile transmission or sent by registered or certified mail or by any express mail or overnight courier service, postage or fees prepaid:

If to the Company, to:

BioDrain Medical, Inc.
2060 Centre Pointe Boulevard, Suite 7
Mendota Heights, Minnesota 55120
Attention:  Chief Executive Officer
Facsimile No.:  (651) 379-5024

If to the Purchasers, to each Purchaser at such Purchaser’s name, address and facsimile number set forth on the signature page to this Agreement

Any notice that is delivered personally or by facsimile transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.  Any notice that is addressed and mailed or sent by courier in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

11.2 Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns; provided, that no party may assign this Agreement or its rights hereunder without the prior written consent of the Company, in the case of an assignment by any Purchaser, or the Purchasers in the case of an assignment by the Company, such consent not to be unreasonably withheld or delayed (however, the Company shall under no circumstances be obligated to consent to an assignment by a Purchaser to a purchaser of Securities); provided, further, that a Purchaser may assign this Agreement to its affiliates without consent; provided that any transfer of Securities or shares of Common Stock underlying such Securities must be in compliance with the Transaction Documents and all applicable law.

11.3 Entire Agreement.  This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them; provided, that any confidentiality agreement between the Company and any Purchaser shall remain in effect.  This Agreement may be amended only by mutual written agreement of the Company and a majority in interest of the Purchasers, and the Company may take any action herein prohibited or omit to take any action herein required to be performed by it, and any breach of any covenant, agreement, warranty or representation may be waived, only if the Company has obtained the written consent or waiver of the Purchasers purchasing a majority of the Units offered hereby.

11.4 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof.  The parties hereto hereby agree that any suit or proceeding arising under this Agreement, or in connection with the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the State of Minnesota.  By its execution hereof, both the Company and the Purchasers hereby consent and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the State of Minnesota and agree that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon it personally or by certified or registered mail, return receipt requested, or by Federal Express or other courier service, with the same force and effect as if personally served upon the applicable party in Minnesota and in the city or county in which such other court is located.  The parties hereto each waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense of lack of in personam jurisdiction with respect thereto.

11.5 Severability.  The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction will not affect any other provision of this Agreement, which will remain in full force and effect. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the provision will be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof will nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions will be deemed dependent upon any other covenant or provision unless so expressed herein.

11.6 No Waiver.  A waiver by either party of a breach of any provision of this Agreement will not operate, or be construed, as a waiver of any subsequent breach by that same party.

11.7 Further Assurances.  The parties agree to execute and deliver all further documents, agreements and instruments and take further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

11.8 Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which will together constitute the same instrument.

11.9 No Third Party Beneficiaries.  Nothing in this Agreement creates in any Person not a party to this Agreement any legal or equitable right, remedy or claim under this Agreement, and this Agreement is for the exclusive benefit of the parties hereto.  The parties expressly recognize that this Agreement is not intended to create a partnership, joint venture or other similar arrangement between any of the parties or their respective affiliates.

11.10 Headings.  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

11.11 Publicity Restrictions. Except as may be required by applicable Requirements of Law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement, the transactions contemplated hereby without prior approval by the other party hereto; provided that each Purchaser may disclose on its worldwide web pages and its offering materials, if any, the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company consistent with the Company’s press releases or other public statements, the Company’s logo and the aggregate amount of such Purchaser’s investment in the Company.  If any announcement is required by applicable law or the rules of any securities exchange or market on which shares of Common Stock are traded to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.  The parties agree to attribute and otherwise indicate ownership of the other parties’ trademarks and logos.

11.12 Certification.  Each Purchaser certifies that such Purchaser has read this entire Agreement and that every statement on such Purchaser’s part made and set forth herein is true and complete.

IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on the date his or her signature has been subscribed and sworn to below.

The shares of Common Stock and the common stock purchase warrants are to be issued in (please check one of the following below):

_____________________________
Print Name of Purchaser

___________________________________
Name of Signatory (if Purchaser is a corporation, partnership, trust, limited liability company or other similar entity)

X individual name	Subscription price paid herewith: $__________________
____ tenants in the entirety	_____________ shares of Units subscribed for (the Subscription Price listed above divided by $0.07)
____ corporation (an officer must sign)	______________________________ Print Name of Joint Purchaser (if applicable)
____ partnership (all general partners must sign)	_______________________________ Signature of Purchaser _______________________________ Name of Signatory
____ trust	_______________________________ Signature of Joint Purchaser
____ limited liability company Federal Tax ID:_________________ (Social Security Number for individuals) State of Residence: _________________
Address of Purchaser:

_________________________________

_________________________________

Facsimile No.:______________________

(with a copy to:)
_________________________________

_________________________________

Facsimile No.:______________________

Accepted as of the ___ day of _________, 2011 as to _________ Units at price accepted being $_________, being $0._____ x the number of Units as to which this Subscription is accepted:

BioDrain Medical, Inc.
By: ___________________________________________
Name: ___________________________________________
Title: